Exhibit 99.1

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:

Robert C. Turnham, President

Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

Goodrich Petroleum Corporation Receives Continued Listing Standard Notice from NYSE

HOUSTON, September 1, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) announced that on August 27, 2015, the New York Stock Exchange (the “NYSE”) notified the Company that it is not in compliance with the continued listing standards set forth in Sections 802.01B and 802.01C of the NYSE Listed Company Manual. Specifically, the NYSE notified the Company that the average closing price per share of the Company’s common stock over the preceding 30 trading-day period had fallen below the minimum average closing price required by Section 802.01C of $1.00 per share over a consecutive 30 trading-day period. Additionally, the NYSE notified the Company that the Company’s average market capitalization for the prior 30 trading-day period is below $50 million, and the Company’s stockholders’ equity is less than $50 million, which are the NYSE minimum requirements under Section 802.01B. In compliance with NYSE procedures, the Company intends to notify the NYSE within ten business days of its intent to cure both deficiencies and return to compliance with the NYSE continued listing requirements.

Under Section 802.01C (i.e., share price standard), the Company has six months following its receipt of the NYSE notice to regain compliance with the minimum share price requirement. The Company can regain compliance with Section 802.01C at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period.

To indicate the Company’s desire and ability to regain compliance with Section 802.01B (i.e., market capitalization standard) within 18 months, the Company will submit a business plan to the NYSE within 45 days from its receipt of the NYSE notice. If the NYSE approves the Company’s business plan, the Company’s shares will continue to be listed and traded on the NYSE during the 18-month cure period, subject to its compliance with other NYSE continued listing standards.

There is no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE, subject to the Company’s compliance with other listing standards, under the symbol “GDP” but with the added designation of “.bc” to indicate the Company’s “below compliance” status. The Company will continue to work directly with the NYSE to ensure the NYSE is aware of the Company’s progress.

Goodrich Petroleum Corporation is an independent oil and gas exploration and production company listed on the New York Stock Exchange.